Exhibit 6.3



                PROMISSORY NOTE (LINE OF CREDIT)


$1,000,000.00                                Date: February 1, 1996

          FOR VALUE RECEIVED, the undersigned, CPT HOLDINGS, INC., a Minnesota corporation ("Maker"), hereby promises to pay to the order of TRINITY INVESTMENT CORP., a Delaware corporation ("Pay-ee"), the principal sum of ONE MILLION DOLLARS ($1,000,000.00), or so much thereof as may be advanced and/or readvanced hereunder and remain unpaid, together with accrued interest at the rate hereinaf-ter set forth, on the unpaid principal balance hereof from time to time outstanding (the "Principal Balance"), at the rates applicable from time to time before maturity, as set forth in this Promissory Note (this "Note").

          1. Revolving Loan. This Note evidences a revolving loan. Advances and readvances shall be made hereunder as provided in that certain Line of Credit Agreement dated as of February 1, 1996 between Maker and Payee (the "Line of Credit Agreement"). The entire unpaid principal balance, together with accrued and unpaid interest thereon, and all other obligations of Maker hereunder, if not sooner paid, shall be due and payable in full on December 15, 2002 (the "Maturity Date").

          2. Rate of Interest. This Note shall bear interest (computed on the basis of the actual number of days elapsed over a 365-day year) until the Maturity Date on the Principal Balance at a rate equal to thirteen percent (13%) [the "Interest Rate"].
Such interest payments shall be computed on the basis of a year with three hundred sixty-five (365) days.

          3. Payments. Interest only, commencing as of the date hereof and calculated at the Interest Rate on the Principal Balance, shall be due and payable semi-annually on the first (1st) day of each April and October, respectively, during the term of this Note commencing on the first (1st) day of April, 1996, except that the last such payment of interest only shall be due and payable on the Maturity Date, and on each such interest payment date there shall be due and payable all interest accrued to that date; provided, however, that Payee shall have the absolute right (but not the obligation), in its sole discretion, to add to the Principal Balance at any time or from time to time any accrued interest then due and payable hereunder and/or that certain Debenture dated March 31, 1995 and treat the same as an advance under this Note, without notice to or demand upon Maker. The entire Principal Balance hereof, and all accrued but unpaid interest, if any, shall be due and payable in full on the Maturity Date. Payments made on account hereof shall, at Payee's option, be applied first (1st) to the payment of any late charges accrued and due and other costs and expenses, if any, then to accrued and unpaid interest, and the remainder of each payment shall be applied to unpaid principal.

          Maker may prepay the Principal Balance or any part thereof, with accrued interest to the date of such prepayment, at any time, without penalty or premium. Prepayments shall not postpone or reduce any regular payments of interest, but shall be credited to installments of principal, if any, in their order of maturity.

          4. Guaranty. Maker hereby unconditionally guarantees the due performance and prompt payment, whether on the Maturity Date or by acceleration or otherwise, of the full principal balance of this Note, together with interest calculated as aforesaid, and all reasonable legal or other costs incurred by Payee in the enforcement thereof against Maker.

          5. Event of Default. It is expressly agreed that time is of the essence for all purposes of this Note. Either (i) the failure of Maker to make any payment of the interest or the Principal Balance on this Note as and when due and payable which failure is not fully cured within ten (10) days after written notice thereof from Payee; (ii) the making by Maker of a general assignment for the benefit of creditors; (iii) the appointment of a custodian for Maker; (iv) the commencement of any proceeding by Maker for relief under any Federal bankruptcy law or any state insolvency or similar law; (v) the commencement of any proceeding against Maker under any Federal bankruptcy law or any state insolvency or similar law, which proceeding is not dismissed within sixty (60) days; or (vi) any Event of Default under the Line of Credit Agreement, shall constitute an event of default hereunder (each, an "Event of Default"). Upon the occurrence of an Event of Default, or at any time thereafter during the continuance of any such Event of Default, Payee may, with or without notice to Maker, declare this Note to be immediately due and payable, as to the unpaid Principal Balance, any accrued interest, late charges and any expenses, costs and/or damages provided for herein, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

          6. Outstanding Principal Amount. The face amount of this Note is the principal sum of One Million Dollars ($1,000,000.00). Each advance and readvance by Payee hereunder shall be evidenced by this Note, and any repayments of principal by Maker shall be credited against the Principal Balance due on this Note, but shall not extinguish this Note in whole or in part. The Principal Balance due on this Note may increase and decrease as advances, readvances and payments are made hereunder, pursuant to the Line of Credit Agreement (including amendments and supplements thereto) between Maker and Payee hereof, and this Note shall evidence all of the indebtedness of Maker hereunder from time to time existing pursuant to said Line of Credit Agreement, including readvances of sums already paid. The aggregate principal advances and readvances under this Note may exceed the face amount hereof, but the Principal Balance hereunder at any given time shall not exceed the face amount hereof, it being understood and agreed that Payee hereof does not intend to make any loans to Maker that are not subject to the Line of Credit Agreement and that each and every advance and readvance made at present or hereafter to Maker shall be deemed to be an advance evidenced by this Note.

          7. Waivers. Maker hereby waives demand, presentment for payment, notice of dishonor, protest and notice of protest and diligence in collection or bringing suit and agrees that Payee may accept partial payment without discharging the obligations evidenced hereby.

          8. Attorneys' Fees and Costs; Waiver of Jury Trial. Maker agrees to pay all reasonable attorneys' fees and costs incurred by Payee in collecting or attempting to collect this Note, whether by suit or otherwise. MAKER HEREBY EXPRESSLY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL ACTION BROUGHT BY PAYEE TO COLLECT THIS NOTE.

          9. Applicable Law; Assigns. This Note shall be governed by, and construed in accordance with, the laws of the State of New York. As used herein, Maker and Payee shall be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

          10. Default Rate of Interest. After an Event of Default, any late payment of interest or the Principal Balance (whether on the Maturity Date or by acceleration of this Note as provided in Section 5) shall bear interest from the due date of such payment until paid at the eighteen percent (18%) per annum (the "Default Rate of Interest").

          11. Highest Lawful Rate. Anything herein to the contrary notwithstanding, the obligations of Maker hereunder shall be subject to the limitation that to the extent that contracting for or receipt of interest at the Default Rate of Interest hereunder would be contrary to provisions of any law applicable to Payee limiting the highest rate of interest which may be lawfully contracted for, charged or received by Payee, such amount which would exceed the highest lawful rate shall be applied to the reduction of the Principal Balance due hereunder and not to the payment of interest at the Default Rate of Interest.

          12. Notices. Any notice to the parties provided for in this Note shall be given hand delivered, with receipt thereof, or sent by certified or registered mail, return receipt requested, and first-class postage prepaid, or by overnight courier, to the address of the addressee party set forth in this paragraph 12, unless notice of a change of address is given to all parties hereto pursuant to the provisions of this paragraph 12. Notice shall be deemed effective upon receipt. Notice shall be given to Maker at the following address:

               CPT Holdings, Inc.
               c/o Mentmore Holdings Corp.
               1430 Broadway, 13th Floor
               New York, New York  10018

and to Payee at the following address:

               Trinity Investment Corp.
               c/o William L. Remley, President
               1430 Broadway, 13th Floor
               New York, New York  10018

          IN WITNESS WHEREOF, the undersigned has executed, sealed and delivered this Note, intending to be bound legally, as of the date first above written.

                              MAKER:

WITNESS:                      CPT HOLDINGS, INC., a Minnesota
                              corporation



/s/ Gary R. Siegel            By: /s/ William L. Remley    (SEAL)
                                 William L. Remley,
                                 President

[Corporate Seal]